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                                                                    Exhibit 15.1

July 23, 2003

Premcor Inc.
1700 East Putnam Avenue
Suite #400
Old Greenwich, CT 06870

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Premcor Inc. and subsidiaries for the three-month and six-month periods ended June 30, 2003 and 2002, as indicated in our report dated July 23, 2003. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference into Registration Statement No. 333-87210 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,


DELOITTE & TOUCHE LLP